Exhibit 99.1
News Release
Cash Systems Comments On Prior Guidance And Timing Of IGS Acquisition
LAS VEGAS, Feb 21, 2006 (BUSINESS WIRE) — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today commented on prior financial guidance as well as the timing of the IGS acquisition.
Cash Systems previously expected revenue of approximately $62-$63 million and diluted loss per share of ($0.10) in fiscal 2005. The Company now expects revenue at the high end of that range. However, the Company believes that the diluted loss per share in 2005 will be greater than expected due to higher than expected Sarbanes-Oxley compliance costs and compensation expense related in part to the acceleration of certain stock option vesting.
The Company previously issued financial guidance for revenue of $88-$92 million and diluted earnings per share, excluding options expense, of $0.18-$0.22. The Company expects some of the costs that impacted the fourth quarter, particularly Sarbanes-Oxley compliance costs, will have a continuing impact on 2006 financial results. The Company’s guidance also assumed the acquisition of IGS would be completed in January.
While the Company currently expects to close the IGS acquisition by the end of the first quarter, the delay in closing the acquisition will reduce IGS’s contribution to the Company’s 2006 financial results. The Company currently believes that higher than previously expected Sarbanes-Oxley compliance costs as well as the IGS closing delay will have a material effect on 2006 previously issued financial guidance. The Company will offer updated 2006 financial guidance on its fourth quarter earnings conference call.
Management will hold a conference call today at 6:00 PM ET. The dial in number is 888-695-7895 and the passcode is 5835367.
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas and Minneapolis, is a provider of cash access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
Forward-Looking Statements
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
SOURCE: Cash Systems, Inc.
ICR
Don Duffy or Ashley Ammon, 203-682-8200